Exhibit 10.2

TAX SHARING AND INDEMNIFICATION AGREEMENT

This Tax Sharing and Indemnification Agreement (this “Agreement”) is entered into as of the Distribution Date by and between Texas Industries, Inc., a Delaware corporation (“Distributing”), on behalf of itself and each Distributing Affiliate, and Chaparral Steel Company, a Delaware corporation (“Controlled”), and their respective successors.

RECITALS

WHEREAS, Distributing is the common parent of an affiliated group of corporations within the meaning of section 1504(a) of the Code, and currently files consolidated income Tax Returns with the Controlled Affiliates and the Distributing Affiliates;

WHEREAS, Distributing, along with Distributing Affiliates, conducts the cement, aggregate and concrete products business, which consists of cement production facilities, sand and gravel and other aggregate operations, and ready-mix concrete operations (the “Cement Business”);

WHEREAS, Controlled, a first-tier subsidiary of Distributing, along with Controlled Affiliates, conducts the steel products business, which manufactures structural steel products and steel bar products, as more fully described in the Form 10 filed with the Securities and Exchange Commission on March 5, 2005 (the “Steel Business”);

WHEREAS, Distributing has agreed to transfer and assign, or cause to be transferred and assigned, to Controlled all of the assets and liabilities of, and Subsidiaries that conduct, the Steel Business (the “Contribution”) pursuant to that certain Separation and Distribution Agreement dated                 , 2005 (the “Separation Agreement”);

WHEREAS, the Board of Directors of Distributing has determined that it would be advisable and in the best interests of Distributing and its shareholders for Distributing to distribute on a pro rata basis to the holders of record of Distributing common stock, par value $1.00 per share, without any consideration being paid by such holders, all of the outstanding shares of Controlled common stock, par value $0.01 per share, owned directly by Distributing (the “Distribution”);

WHEREAS, as part of the Contribution and Distribution, Controlled will declare and pay a cash dividend of approximately $341 million to TXI, which TXI will use to pay its unrelated creditors (the “Dividend”);

WHEREAS, Distributing and Controlled intend that the Contribution and the Distribution qualify as tax-free to Distributing and its shareholders under sections 355, 361 and 368(a)(1)(D) of the Code;

WHEREAS, Distributing, the Controlled Affiliates, and the Distributing Affiliates are parties to an amended and restated tax sharing agreement dated as of June 1, 2005 (the “Existing Tax Sharing Agreement”), which currently governs the parties’ respective responsibilities for Taxes;

WHEREAS, pursuant to the Distribution, the Controlled Affiliates will cease to be members of the Distributing Consolidated Group;

WHEREAS, the parties hereto are entering into this Agreement: to ensure the tax-free status of the Contribution and the Distribution; to provide certain indemnities; and to provide for various administrative matters relating to Taxes, including: (1) the preparation and filing of Tax Returns along with the payment or refund of Taxes due and payable or receivable thereon; (2) the retention and maintenance of relevant records necessary to prepare and file appropriate Tax Returns, as well as the provision for appropriate access to those records by the parties to this Agreement; (3) the conduct of audits, examinations, and proceedings by appropriate governmental entities that could result in a redetermination of Taxes; and (4) the cooperation of all parties with one another in order to fulfill their duties and responsibilities under this Agreement and under the Code and other applicable law;

WHEREAS, the parties desire to set forth their respective responsibilities for Taxes, including any Taxes that could be incurred in connection with the Distribution; and

WHEREAS, the parties hereto intend to incorporate the principles from the Existing Tax Sharing Agreement into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth below, the parties do hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms shall have the meanings ascribed thereto in the Separation Agreement. As used in this Agreement, the following terms shall have the following meanings:

1.1. “2005 Year” is defined at Section 3.3(a).

1.2. “2006 Year” is defined at Section 3.3(a).

1.3. “Adjustment” means any proposed or final change in the taxable income or Tax Liability of a taxpayer by a Taxing Authority.

1.4. “Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

1.5. “Agreement” has the meaning set forth in the Preamble to this Agreement.

1.6. “Cement Business” has the meaning set forth in the Recitals to this Agreement.

1.7. “Change Month” is defined at Section 2.4.

1.8. “Code” means the Internal Revenue Code of 1986, as amended.

1.9. “Combined State Tax” means, with respect to each United States state or local taxing jurisdiction, any income, franchise or similar tax payable to such state or local taxing jurisdiction in which any Controlled Affiliate files Returns with a Distributing Affiliate, on a consolidated, combined or unitary basis for purposes of such Tax.

1.10. “Combined State Tax Return” means any Return with respect to any Combined State Tax that includes any Pre-Distribution Tax Period.

1.11. “Contribution” has the meaning set forth in the Recitals to this Agreement and includes Distributing’s receipt of the Dividend.

1.12. “Controlled” has the meaning set forth in the Preamble to this Agreement.

1.13. “Controlled Affiliate” means Controlled and any Affiliate of Controlled after the Distribution Date.

1.14. “Controlled Change in Control Tax” means any Tax imposed by reason of Code section 355(e) or any comparable provision of state or local law as a result of one or more persons acquiring, directly or indirectly, stock representing a 50% or greater interest in Controlled or a successor to Controlled.

1.15. “Controlled Indemnified Party” is defined at Section 7.2.

1.16. “Controlled Indemnifying Parties” is defined at Section 7.1.

1.17. “Controlled Separate Return” means any state or local Tax Return of any Controlled Affiliate, other than any Combined State Tax Return, that includes any Pre-Distribution Tax Period.

1.18. “Controlled Separate Tax Liability” means an amount equal to the Tax Liability that Controlled and each Controlled Affiliate would have incurred if they had filed a consolidated return, combined return or a separate return, as the case may be, separate from the members of the Distributing Consolidated Group, for the relevant Tax period, and such amount shall be computed by Distributing in a manner consistent with the Existing Tax Sharing Agreement.

1.19. “Designated Officers” is defined at Section 9.1(b).

1.20. “Disputes” is defined at Section 9.1(a).

1.21. “Distributing” has the meaning set forth in the Preamble to this Agreement.

1.22. “Distributing Affiliate” means Distributing and any Affiliate of Distributing (other than a Controlled Affiliate) before, on or after the Distribution Date, as applicable.

1.23. “Distributing Consolidated Group” means the group of companies filing a consolidated Federal Tax Return or Combined State Tax Return, as the case may be, that includes Distributing.

1.24. “Distributing Consolidated Return” means any consolidated Federal Tax Return or Combined State Tax Return of the Distributing Consolidated Group that includes any Pre-Distribution Tax Period.

1.25. “Distributing Indemnified Party” is defined at Section 7.1.

1.26. “Distributing Indemnifying Parties” is defined at Section 7.2.

1.27. “Distribution” has the meaning set forth in the Recitals to this Agreement.

1.28. “Distribution Date” has the meaning set forth in the Separation Agreement.

1.29. “Dividend” has the meaning set forth in the Recitals to this Agreement.

1.30. “Existing Tax Sharing Agreement” has the meaning set forth in the Recitals to this Agreement.

1.31. “Federal Tax” means any Tax imposed under the Code, including any interest, penalty or other additions to Tax imposed under Subtitle F of the Code.

1.32. “Federal Tax Return” means any Return with respect to any Federal Taxes that includes any Pre-Distribution Tax Period.

1.33. “Final Determination” means the final resolution of any Tax matter. A Final Determination shall result from the first to occur of:

(a) the expiration of 30 days after the IRS’s acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on Form 870 or 870-AD (or any successor comparable form) (the “Waiver”), except as to reserved matters specified therein, or the expiration of 30 days after acceptance by any other Taxing Authority of a comparable agreement or form under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; unless, within such period, the taxpayer gives notice to the other party to this Agreement of the taxpayer’s intention to attempt to recover all or part of any amount paid pursuant to the Waiver by the filing of a timely claim for refund;

(b) a decision, judgment, decree, or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and that has become final;

(c) the execution of a closing agreement under Code section 7121, or the acceptance by the IRS of an offer in compromise under Code section 7122, or comparable agreements under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; except as to reserved matters specified therein;

(d) the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund that was disallowed in whole or part by the IRS or any other Taxing Authority;

(e) the expiration of the applicable statute of limitations; or

(f) an agreement by the parties hereto that a Final Determination has been made.

1.34. “Indemnified Liability” is defined at Section 7.3.

1.35. “Indemnified Parties” is defined at Section 7.2.

1.36. “Indemnifying Parties” is defined at Section 7.2.

1.37. “Initial Mediation Period” is defined at Section 9.1(b).

1.38. “Intercompany Accounts” means the intercompany receivable and payable accounts that were maintained before the Distribution between Distributing and Controlled or between Distributing and the relevant Controlled Affiliate.

1.39. “IRS” means the Internal Revenue Service.

1.40. “IRS Interest Rate” means the rate of interest imposed from time to time on underpayments of income tax pursuant to Code section 6621(a)(2).

1.41. “Opinion Documents” means (i) the Spin-Off Opinion, (ii) the officer’s certificates issued by Distributing and Controlled to Thompson & Knight LLP in connection with the Spin-Off Opinion and (iii) all other documents provided by Distributing and Controlled to Thompson & Knight LLP and on which Thompson & Knight LLP relied in issuing the Spin-Off Opinion.

1.42. “Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, or government or any agency or political subdivision thereof.

1.43. “Pre-Distribution Tax Period” means (i) any tax period beginning and ending before or on the Distribution Date, and (ii) with respect to a tax period that begins on or before and ends after the Distribution Date, such portion of the tax period that begins before the Distribution Date and ends at the close of the Distribution Date.

1.44. “Private Letter Ruling” means a private letter ruling from the IRS to the effect that a transaction does not prevent the Contribution or the Distribution from qualifying for tax-free treatment for Distributing or its shareholders under Code Sections 355, 361 or 368(a)(1)(D) and any other applicable sections of the Code, assuming that the Distribution would have qualified for tax-free treatment if such transaction did not occur, which ruling is in form and substance reasonably satisfactory to Distributing. Such a ruling may rely upon, and may assume the accuracy of, any representations given in any Opinion Document, and any customary representations or assumptions.

1.45. “Post-Distribution Tax Period” means (i) any tax period ending after the Distribution Date, and (ii) with respect to a tax period that begins on or before the Distribution Date and ends after the Distribution Date, such portion of the tax period that begins on the day after the Distribution Date.

1.46. “Proceeding” is defined at Section 8.2(a).

1.47. “Return” means any return, declaration, report, claim for refund, or information or return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.48. “Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

1.49. “Separation Tax” means any Tax (other than any Controlled Change in Control Tax) imposed on any Distributing Affiliate or Controlled Affiliate in connection with the Contribution and Distribution that would not have occurred had the Contribution and Distribution not occurred.

1.50. “Short Period” is defined at Section 3.3(b).

1.51. “Spin-Off Opinion” means the opinion received from Thompson & Knight LLP to the effect that the Distribution and the Contribution will qualify as tax-free to Distributing and its shareholders under sections 355, 361 and 368(a)(1)(D) of the Code.

1.52. “Steel Business” has the meaning set forth in the Recitals to this Agreement.

1.53. “Subsidiary” means with respect to Distributing or Controlled, any Person of which Distributing or Controlled, respectively, controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

1.54. “Substantial Negotiations” means discussions of significant economic terms (for example, the exchange ratio in a merger) by one or more officers, directors, or controlling shareholders of any Distributing Affiliate or Controlled Affiliate or another person or persons with the implicit or explicit permission of one or more officers, directors, or controlling shareholders of any Distributing Affiliate or Controlled Affiliate. This definition shall be interpreted consistently with the definition of “substantial negotiations” contained in Treasury Regulation section 1.355-7(h)(1).

1.55. “Tax Asset” means any Tax Item that may have the effect of producing a Tax Benefit.

1.56. “Tax Benefit” means a reduction in the Tax Liability of a taxpayer (whether a Distributing Affiliate or a Controlled Affiliate) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in all prior periods, is less than it would have been if such Tax Liability were determined without regard to such Tax Item.

1.57. “Taxes” means all federal, state, local and foreign gross or net income, gross receipts, withholding, payroll, franchise, transfer, sales, use, value added, estimated or other taxes of any kind whatsoever or similar charges and assessments, including all interest, penalties and additions imposed with respect to such amounts which any Distributing Affiliate or any Controlled Affiliate is required to pay, collect or withhold, together with any interest and any penalties, additions or additional amounts imposed with respect thereto, and “Tax” means any of the Taxes.

1.58. “Taxing Authority” means the IRS or any other governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction pursuant to applicable law over the assessment, determination, collection or imposition of any Tax.

1.59. “Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including basis) which may have the effect of increasing or decreasing Taxes paid or payable.

1.60. “Tax Liability” means the net amount of Taxes due and paid or payable for any taxable period, determined after applying all tax credits and all applicable carrybacks or carryovers for net operating losses, net capital losses, unused general business tax credits, or any other Tax Items arising from a prior or subsequent taxable period, and all other relevant adjustments.

1.61. “Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

1.62. “Unqualified Tax Opinion” means an unqualified “will” opinion of tax counsel to the effect that a transaction does not prevent the Contribution or the Distribution from qualifying for tax-free treatment for Distributing or its shareholders under Code sections 355, 361 or 368(a)(1)(D) and any other applicable sections of the Code, assuming that the Distribution would have qualified for tax-free treatment if such transaction did not occur, which opinion is in form and substance reasonably satisfactory to Distributing. An Unqualified Tax Opinion may rely upon, and may assume the accuracy of, any representations given in any Opinion Document, and any customary representations contained in an officer’s certificate delivered by an officer of Distributing or Controlled to such counsel.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS.

2.1. Designation of Agent. With regard to each Distributing Consolidated Return, each Controlled Affiliate hereby irrevocably authorizes and designates Distributing as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any such Tax Return or other Tax proceedings, and for the purpose of making payments to, or collecting refunds from, any Taxing Authority, provided that Controlled may continue to participate in any such Tax proceedings as provided herein.

2.2. Distributing Consolidated Returns. Distributing will prepare all Distributing Consolidated Returns. Distributing shall have the exclusive right to (a) file, prosecute, compromise, or settle any claim for refund, and (b) determine whether any refunds to which the Distributing Consolidated Group may be entitled shall be received by way of refund or credit against the Tax Liability of the Distributing Consolidated Group.

2.3. Taxable Period Ends on Distribution Date. Unless prohibited by applicable law, any taxable period of any Controlled Affiliate that is included in a Distributing Consolidated Return that includes the Distribution Date shall end on the Distribution Date.

2.4. Allocation. The books of each Controlled Affiliate shall be closed (a) at the end of the month preceding the month that includes the Distribution Date and (b) at the end of the month that includes the Distribution Date (the “Change Month”). Items of income and deduction of each Controlled Affiliate for the Change Month will be ratably allocated on a daily basis consistent with Treasury Regulation section 1.1502-76(b)(2)(iii), except that extraordinary items within the meaning of Treasury Regulation section 1.1502-76(b)(2)(ii)(C) are not subject to proration. Rather, extraordinary items will be allocated to the day they are taken into account.

2.5. Controlled Separate Returns. Controlled shall be solely responsible for the preparation and filing of all Controlled Separate Returns. Controlled shall be responsible for paying to the applicable Taxing Authorities all Taxes shown as due from any Controlled Affiliate on the Controlled Separate Returns.

2.6. Post-Distribution Conduct of Controlled. On or after the Distribution Date, Controlled will not, nor will it permit any Controlled Affiliate to, make or change any accounting method, change its taxable year, amend any Return or take any Tax position on any Return, take any other action, omit to take any action, or enter into any transaction, that may reasonably be expected to result in, or does result in, any increased Tax Liability or reduction of any Tax Asset of the Distributing Consolidated Group or any Distributing Affiliate.

ARTICLE III

TAX SHARING

3.1. Controlled’s Liability for Taxes. Controlled and each Controlled Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Controlled or the Steel Business with respect to such Taxes:

(a) all Taxes incurred with respect to all Distributing Consolidated Returns to the extent that such Taxes are related to (i) a Controlled Separate Tax Liability or (ii) the Steel Business for any taxable period;

(b) all Taxes related to Controlled Separate Returns as provided for in Section 2.5 of this Agreement; and

(c) all Taxes incurred with respect to Controlled and any Controlled Affiliate for any Post-Distribution Tax Period.

3.2. Distributing’s Liability for Taxes. Distributing and each Distributing Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Distributing with respect to such Taxes:

(a) except as provided for in Section 3.1(a), all Taxes incurred with respect to all Distributing Consolidated Returns; and

(b) all Taxes incurred with respect to Distributing and any Distributing Affiliate for any Post-Distribution Tax Period.

3.3. Payment of Allocable Taxes.

(a) Within ten (10) days before the date that Distributing files the Distributing Consolidated Return for the taxable year ending May 31, 2005 (the “2005 Year”), Controlled shall pay (or shall cause the relevant Controlled Affiliate to pay) to Distributing an amount equal to the Controlled Separate Tax Liability for the 2005 Year, if any, minus any taxes paid by or credited to Controlled or any Controlled Affiliate with respect to the 2005 Year (including estimated tax payments and any amounts for such taxes reflected in the Intercompany Accounts). This Section 3.3(a) shall also apply with respect to the Distributing Consolidated Return for the portion of the taxable year ending May 31, 2006 (the “2006 Year”) that ends on the Distribution Date, applying the principles of Section 2.4.

(b) If Controlled or a Controlled Affiliate generates a net operating loss for federal income tax purposes on a stand-alone basis as determined pursuant to the Existing Tax Sharing Agreement and past practice rather than a Controlled Separate Tax Liability for the taxable period ending on the Distribution Date (the “Short Period”) or the 2005 Year, Distributing shall pay to Controlled an amount equal to the product obtained by multiplying 35% by the amount of such loss. Distributing shall pay such amount to Controlled within ten (10) days before the date that Distributing files the Distributing Consolidated Return for the 2006 Year or 2005 Year, whichever is applicable. Distributing shall not, however, make any such payment to the extent that (i) any portion of Distributing’s consolidated net operating loss for federal income tax purposes from the 2005 Year or the Short Period is carried over to the first Post-Distribution Tax Period of

Controlled or a Controlled Affiliate or (ii) Distributing has previously paid Controlled or a Controlled Affiliate (via adjustment of Intercompany Accounts, this Section 3.3, or otherwise).

(c) If any Tax Return for a Pre-Distribution Tax Period is examined by a Taxing Authority and such examination results in additional Controlled Separate Return Liability or a reduction in a net operating loss for which Distributing previously paid Controlled or a Controlled Affiliate (via adjustment of Intercompany Accounts, this Section 3.3, or otherwise), Controlled (or a Controlled Affiliate, if appropriate) shall pay (or cause the Controlled Affiliate to pay) to Distributing an amount equal to either the increase in Controlled Separate Return Liability or the product of (i) the decrease in net operating loss and (ii) 35%, as applicable, within thirty (30) days after a Final Determination.

(d) If any Tax Return for a Pre-Distribution Tax Period is examined by a Taxing Authority and such examination results in a lower Controlled Separate Return Liability or a higher net operating loss of Controlled or a Controlled Affiliate that is utilized in a Distributing Consolidated Return, Distributing shall pay to Controlled an amount equal to either the decrease in Controlled Separate Return Liability or the product of (i) the increase in net operating loss and (ii) 35%, within thirty (30) days after a Final Determination.

(e) If a deduction reported by a TXI Affiliate is allocated, in whole or in part, to a Controlled Affiliated pursuant to a Final Determination, then (i) Section 3.3(d) will not apply, and (ii) Controlled will promptly pay to TXI 35% times the amount of such deduction to the extent such deduction created or increased a net operating loss for a Controlled Affiliate for a Pre-Distribution Tax Period which a Controlled Affiliated carried over to a Post-Distribution Tax Period.

(f) The provisions of this Section 3.3 are intended to conform to the Existing Tax Sharing Agreement and the parties’ usual course of dealing and past practice and shall be interpreted consistently therewith.

3.4. Separation Taxes. Notwithstanding anything in this Agreement to the contrary, Controlled shall indemnify and hold harmless each Distributing Affiliate against liability for (i) any Controlled Change in Control Tax and (ii) any Separation Tax for which Controlled or its Affiliates has an obligation to indemnify Distributing under any provision of this Agreement. Distributing shall indemnify and hold harmless each Controlled Affiliate against liability for all other Separation Taxes.

ARTICLE IV

COOPERATION AND EXCHANGE OF INFORMATION; AUDITS AND ADJUSTMENTS

4.1. Tax Return Information.

(a) Controlled shall, and shall cause each appropriate Controlled Affiliate to, provide Distributing with all information and other assistance reasonably requested by Distributing to enable the Distributing Affiliates to prepare and file Distributing Consolidated Returns required to be filed by them pursuant to this Agreement.

(b) Distributing shall, and shall cause each appropriate Distributing Affiliate to, provide Controlled with all information and other assistance reasonably requested by Controlled to enable the Controlled Affiliates to prepare and file Controlled Separate Returns required to be filed by them pursuant to this Agreement.

4.2. Audits and Adjustments.

(a) Whenever a Distributing Affiliate or Controlled Affiliate receives in writing from the IRS or any other Taxing Authority notice of an Adjustment that may give rise to a payment from the other party under this Agreement or otherwise affect the other party’s

Taxes, Distributing or Controlled, as the case may be, shall give written notice of the Adjustment to the other party in accordance with the terms of Article VIII. The audit shall be controlled and settled pursuant to the terms of that article.

(b) Controlled agrees to cooperate reasonably, and shall cause each Controlled Affiliate to cooperate reasonably, with Distributing in the negotiation, settlement, or litigation of any liability for Taxes of any Distributing Affiliate.

(c) Distributing agrees to cooperate reasonably, and to cause each Distributing Affiliate to cooperate reasonably, with Controlled in the negotiation, settlement, or litigation of any liability for Taxes of any Controlled Affiliate.

(d) Distributing will reasonably promptly notify Controlled in writing of any Adjustment involving a change in the tax basis of any asset of any Controlled Affiliate, specifying the nature of the change so that such Controlled Affiliate will be able to reflect the revised basis on its tax books and records for periods beginning on or after the Distribution Date.

4.3. Controlled Carrybacks. Whenever permitted to do so by applicable law, and unless agreed otherwise by Distributing, Controlled shall elect to relinquish any carryback period which would include any Pre-Distribution Tax Period.

For purposes of this Article IV, the term “party’ shall refer to any Distributing Affiliate and any Controlled Affiliate, as the case may be.

ARTICLE V

RETENTION OF RECORDS

5.1. Retention of Records. Distributing and Controlled agree to retain the appropriate records that may affect the determination of the liability for Taxes of any Controlled Affiliate or Distributing Affiliate, respectively, until such time as there has been a Final Determination with respect to such liability for Taxes. A party may satisfy its obligations under the preceding sentence by allowing the other party to duplicate records at such second party’s request and expense.

5.2. Statute of Limitations. Distributing and Controlled will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which any materials, records, or documents must be retained.

ARTICLE VI

COVENANTS

6.1. Distributing Covenants. Distributing covenants to Controlled that no Distributing Affiliate will take any action or fail to take any action that would cause the Contribution or the Distribution to fail to qualify as tax-free under Code sections 355, 361 and 368(a)(1)(D) or any corresponding provision of state or local law. Without limiting the foregoing, Distributing covenants to Controlled that:

(a) During the six-month period following the Distribution Date, no Distributing Affiliate will liquidate, merge, or consolidate with any Person or enter into any Substantial Negotiations, agreements, understandings, or arrangements with respect to any such transaction.

(b) During the six-month period following the Distribution Date, no Distributing Affiliate will sell, exchange, distribute, or otherwise dispose of assets to any Person or enter into any Substantial Negotiations, agreements, understandings, or arrangements with respect to any such transaction, except in the ordinary course of business.

(c) Following the Distribution, Distributing and its Subsidiaries will, for at least two years, continue the active conduct of the Cement Business.

(d) No Distributing Affiliate will take any action inconsistent with the information and representations in the Opinion Documents.

(e) For two years following the Distribution, no Distributing Affiliate will repurchase stock of Distributing in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in the Opinion Documents.

(f) No Distributing Affiliate will permit its agents to take any of the actions described in items (a) through (e) above on its behalf.

6.2. Controlled Covenants. Controlled covenants to Distributing that no Controlled Affiliate will take any action or fail to take any action, which action or failure to act would cause the Contribution or the Distribution to fail to qualify as tax-free under sections 355, 361 and 368(a)(1)(D) of the Code or any corresponding provision of state or local law. Without limiting the foregoing, Controlled covenants to Distributing that:

(a) During the six-month period following the Distribution Date, no Controlled Affiliate will liquidate, merge, or consolidate with any Person, or enter into any Substantial Negotiations, agreements, understandings, or arrangements with respect to any such transaction.

(b) During the six-month period following the Distribution Date, no Controlled Affiliate will sell, exchange, distribute, or otherwise dispose of assets to any Person, or enter into any Substantial Negotiations, agreements, understandings, or arrangements with respect to any such transaction, except in the ordinary course of business.

(c) Following the Distribution, Controlled and its Subsidiaries will, for a minimum of two years, continue the active conduct of the Steel Business.

(d) No Controlled Affiliate will take any action inconsistent with the information and representations in the Opinion Documents.

(e) For two years following the Distribution, no Controlled Affiliate will repurchase stock of Controlled in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in the Opinion Documents.

(f) No Controlled Affiliate will permit its agents to take any of the actions described in items (a) through (e) above on its behalf.

6.3. Exceptions. Other than with respect to the matters described in Section 6.2(a) or Section 6.2(b), any Distributing Affiliate or Controlled Affiliate may take actions inconsistent with the covenants contained in Article VI if Distributing or Controlled, as the case may be, obtains an Unqualified Tax Opinion or a Private Letter Ruling, it being understood that each party hereto agrees to cooperate with the party seeking such opinion or ruling and to use its reasonable best efforts to assist the party seeking such opinion or ruling in its attempting to obtain, as expeditiously as possible, any opinion or ruling described in this Section 6.3.

ARTICLE VII

INDEMNITY OBLIGATIONS

7.1. Controlled Indemnity. Each Controlled Affiliate (collectively, jointly and severally, the “Controlled Indemnifying Parties”) will jointly and severally indemnify each Distributing Affiliate (each a “Distributing Indemnified Party”) against and hold them harmless from:

(a) any Tax incurred with respect to all Distributing Consolidated Returns to the extent that such Taxes are related to (i) a Controlled Separate Tax Liability or (ii) the Steel Business for any taxable period, but excluding (for purposes of this Section 7.1(a)) any Separation Taxes;

(b) any separate state and local Tax of any Controlled Affiliate;

(c) any Separation Taxes resulting from a breach by a Controlled Indemnifying Party of (i) any representation or covenant in an Opinion Document (as such representation is modified, qualified or elaborated in any subsequent Opinion Document), (ii) any representation, covenant or other agreement set forth in this Agreement, or (iii) any agreements or covenants between a Distributing Affiliate and a Controlled Affiliate pertaining to Tax matters;

(d) any Controlled Change in Control Tax;

(e) any Tax Liability arising from an Adjustment for which Controlled is responsible under Section 3.3;

(f) any Tax imposed on a Distributing Affiliate as a result of Controlled’s failure to cooperate with Distributing under Article VIII; and

(g) any Tax imposed on a Distributing Affiliate resulting from Controlled’s adoption of a position inconsistent with the allocation set out in Section 2.4.

7.2. Distributing Indemnity. Each Distributing Affiliate (collectively, jointly and severally, the “Distributing Indemnifying Parties” and, together with Controlled Indemnifying Parties, the “Indemnifying Parties”) will jointly and severally indemnify each Controlled Affiliate (each a “Controlled Indemnified Party” and, together with the Distributing Indemnified Parties, the “Indemnified Parties”) against and hold them harmless from:

(a) any Distributing Consolidated Group Taxes, excluding any such Taxes for which Controlled is required to indemnify Distributing under Section 7.1 of this Agreement, and (for purposes of this Section 7.2) any Separation Taxes;

(b) any separate state or local Tax and any foreign Tax of any Distributing Affiliate;

(c) any liability or damage arising from the breach by any Distributing Affiliate of (i) any representation or covenant in an Opinion Document (as such representation is modified, qualified or elaborated in any subsequent Opinion Document), (ii) any representation, covenant or other agreement set forth in this Agreement, or (iii) any agreements or covenants between a Distributing Affiliate and a Controlled Affiliate pertaining to Tax matters;

(d) any Separation Taxes (other than such Taxes for which Controlled is required to indemnify Distributing under Section 7.1);

(e) any Tax liability arising from an Adjustment for which Distributing is responsible under Section 3.3; and

(f) any Tax imposed on a Controlled Affiliate (other than a Separation Tax) as a result of Distributing’s failure to cooperate with Controlled under Article VIII.

7.3. Amount of Indemnity. The amount of Tax included in any item described in Section 7.1 or 7.2 (each an “Indemnified Liability”) that is incurred by any Indemnified Party shall be determined pursuant to Section 3.3. If Section 3.3 does not address the amount of an Indemnified Liability, in the case of a Tax based or determined with reference to income for any year, be the difference between (x) the actual Tax incurred by the Indemnified Party for such year and (y) the amount of Tax that the Indemnified Party would have paid in such year absent the Tax Items (or adjustments thereto) in that year or any prior year giving rise to the Indemnified Liability. For the avoidance of doubt, if an adjustment to any Tax Item would have resulted in additional Tax paid but for the availability of net operating losses or tax credits, the Indemnifying Party shall indemnify the Indemnified Party when, as, and to the extent that such loss or credit carryforward would otherwise have been available to reduce any Tax.

7.4. Tax Consequences of Payments. All amounts payable under this Agreement shall be treated as adjustments to the amount of the Contribution, provided that if any Taxing Authority determines that the amounts received by an Indemnified Party nevertheless are taxable, then the Indemnifying Party shall make additional payments to the Indemnified Party so that the Indemnified Party is made whole on an after-tax basis. For this purpose, the amount of Taxes imposed on the payments shall be determined based on the taxing jurisdiction’s highest marginal Tax rate applicable to taxable income of corporations such as the Indemnified Party on income of the character subject to tax and indemnified against under this Article VII for the taxable period in which the Distribution occurs (net of any federal Tax Benefit from state and local Taxes).

ARTICLE VIII

PROCEDURAL ASPECTS OF INDEMNITY

8.1. General.

(a) If either any Indemnified Party or any Indemnifying Party receives any written notice of deficiency, claim or adjustment or any other written communication from any Taxing Authority that may result in an Indemnified Liability, the party receiving such notice or communication shall promptly give written notice thereof to the other party, provided that any delay by an Indemnified Party in so notifying an Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder, except to the extent (i) such delay restricts the ability of the Indemnifying Party to contest the resulting Indemnified Liability administratively or in the courts in accordance with section 8.2 and (ii) the Indemnifying Party is materially and adversely prejudiced by the delay.

(b) The parties hereto undertake and agree that from and after such time as they obtain knowledge that any representative of a Taxing Authority has begun to investigate or inquire into the Distribution (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), the party obtaining such knowledge shall (i) notify the other party thereof, provided that any delay by an Indemnified Party in so notifying an Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder (except to the extent (A) such delay restricts the ability of the Indemnifying Party to contest the resulting Indemnified Liability administratively or in the courts in accordance with section 8.2 and (B) the Indemnifying Party is materially and adversely prejudiced by such delay), (ii) consult with the other party from time to time as to the conduct of such investigation or inquiry, (iii) provide the other party with copies of all correspondence with such Taxing Authority or any representative thereof pertaining to such investigation or inquiry, and (iv) arrange for a representative of the other party to be present at all meetings with such Taxing Authority or any representative thereof pertaining to such investigation or inquiry.

8.2. Contests.

(a) Provided that (i) an Indemnifying Party shall furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party’s ability to pay the full amount of the Indemnified Liability and (ii) such Indemnifying Party acknowledges in writing that the asserted liability is an Indemnified Liability, such

Indemnifying Party may assume and direct the defense or settlement of any tax examination, administrative appeal, hearing, arbitration, suit or other proceeding (each a “Proceeding”) commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of such liability.

(b) If the Indemnified Liability is grouped with other unrelated asserted liabilities or issues in the Proceeding, the parties shall use their respective best efforts to cause the Indemnified Liability to be the subject of a separate proceeding. If such severance is not possible, the Indemnifying Party shall assume and direct and be responsible only for the matters relating to the Indemnified Liability. The Indemnified Party may settle, partially settle, or otherwise resolve any controversy involving the Indemnified Party’s Tax Return to which the particular Adjustment relates, so long as the Indemnified Party does not settle, partially settle, or otherwise resolve the controversy in a manner inconsistent with the Indemnifying Party’s position, without prior written consent, which may not be unreasonably withheld, from the Indemnifying Party.

(c) Notwithstanding the foregoing, if at any time during a Proceeding controlled by an Indemnifying Party pursuant to Section 8.2(a) such Indemnifying Party fails to provide evidence reasonably satisfactory to the Indemnified Party of its ability to pay the full amount of the Indemnified Liability or the Indemnified Party reasonably determines, after due investigation, that such Indemnifying Party could not pay the full amount of the Indemnified Liability, then the Indemnified Party may assume control of the Proceedings after the expiration of seven (7) days after the giving of written notice to the Indemnifying Party notifying such party of the Indemnified Party’s intent to assume control of the Proceedings.

(d) In addition to amounts referred to in Section 3.3, Section 7.1, or Section 7.2, an Indemnifying Party shall pay all reasonable out-of-pocket expenses and other costs related to the Indemnified Liability, including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by such Indemnifying Party and/or the Indemnified Party. To the extent that any such expenses and other costs have been or are paid by an Indemnified Party, the Indemnifying Party shall promptly reimburse the Indemnified Party therefor.

(e) An Indemnifying Party shall not pay (unless otherwise required by a proper notice of levy and after prompt notification to the Indemnified Party of receipt of notice and demand for payment), settle, compromise or concede any portion of the Indemnified Liability without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. An Indemnifying Party shall, on a timely basis, keep the Indemnified Party informed of all developments in the Proceeding and provide the Indemnified Party with copies of all pleadings, briefs, orders, and other written papers.

(f) Any Proceeding that is not controlled or which is no longer controlled by an Indemnifying Party pursuant to this Section 8.2 shall be controlled and directed exclusively by the Indemnified Party, and any related reasonable out-of-pocket expenses and other costs incurred by the Indemnified Party, including but not limited to fees for attorneys, accountants, expert witness or other consultants, shall be reimbursed by the Indemnifying Party. An Indemnified Party will not be required to pursue the claim in federal district court, the Court of Federal Claims or any state or foreign court if, as a prerequisite to such court’s jurisdiction, the Indemnified Party is required to pay the asserted liability, unless the funds necessary to invoke such jurisdiction are provided by the Indemnifying Party.

8.3. Time and Manner of Payment. An Indemnifying Party shall pay to the Indemnified Party the amount of the Indemnified Liability and any expenses or other costs indemnified against (less any amount paid directly by an Indemnifying Party to the Taxing Authority) no less than seven (7) days prior to the date payment of the Indemnified Liability is to be made to the Taxing Authority. Such payment shall be paid by wire transfer of immediately available funds to an account designated by the Indemnified Party by written notice given to the

Indemnifying Party at least three (3) days prior to the due date of such payment. If an Indemnifying Party delays making payment beyond the due date hereunder, such party shall pay interest on the amount unpaid at the IRS Interest Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

8.4. Refunds. In connection with this Agreement, if an Indemnified Party receives a refund in respect of amounts paid by an Indemnifying Party to any Taxing Authority on its behalf, or should any such amounts that would otherwise be refundable to the Indemnifying Party be applied by the Taxing Authority to obligations of the Indemnified Party unrelated to an Indemnified Liability, then such Indemnified Party shall, promptly following receipt (or notification of credit), remit such refund and any related interest to such Indemnifying Party.

8.5. Cooperation. The parties shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter that may result in an Indemnified Liability.

8.6. Affiliates. Distributing agrees and acknowledges that Distributing shall be responsible for the performance of the obligations of each Distributing Affiliate under this Agreement. Controlled agrees and acknowledges that Controlled shall be responsible for the performance of the obligations of each Controlled Affiliate under this Agreement.

8.7. Application to Present and Future Subsidiaries. This Agreement is being entered into by Distributing and Controlled on behalf of themselves and each Distributing Affiliate and each Controlled Affiliate, respectively. This Agreement shall constitute a direct obligation of each such affiliate and shall be deemed to have been readopted and affirmed on behalf of any corporation or other entity that becomes a Distributing Affiliate or a Controlled Affiliate in the future.

ARTICLE IX

DISPUTE RESOLUTION

9.1. Disputes.

(a) Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute, or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, “Disputes”) shall be subject to the provisions of this Section 9.1; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief or (ii) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

(b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives of the parties who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Within 30 days after the giving of the notice, the foregoing executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored. If the parties do not resolve the Dispute within such 15-day period (the “Initial Mediation Period”), the parties shall attempt in good faith to resolve the Dispute by negotiation between (a) in the case of Distributing, the Chief Financial Officer, and (b) in the case of Controlled, the Chief Financial Officer (collectively, the “Designated Officers”). Such officers shall meet at a mutually acceptable time and place (but in any event no later than 15 days following the expiration of the Initial Mediation Period) and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute.

(c) If the Dispute has not been resolved by negotiation within 75 days of the giving of the first party’s notice, or if the parties failed to meet within 30 days of the first party’s giving of notice, or if the Designated Officers failed to meet within 60 days of the first party’s giving of notice, either party may commence any litigation or other procedure allowed by law.

ARTICLE X

GENERAL

10.1. Term of the Agreement. This Agreement shall become effective as of the Distribution Date, and except as expressly provided herein, shall continue in full force and effect indefinitely.

10.2. Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

10.3. Assignment. Neither of the parties may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10.4. Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

10.5. Waivers. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement or consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

10.6. Change of Law. If, due to any change in applicable law, regulation, or interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

10.7. Confidentiality. Subject to any contrary requirement of law and the rights of each party to enforce its rights hereunder in any legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information that it or any of its employees or agents may require pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

10.8. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

10.9.	Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

10.10.	Notices. All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery by hand, by reputable overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.10) listed below:

Distributing at:	Texas Industries, Inc. 1341 W. Mockingbird Lane Dallas, Texas 75247 Attn: General Counsel Phone: (972) 647-6700 Fax: (972) 647-3320

Controlled at:	Chaparral Steel Company 300 Ward Road Midlothian, Texas 76065 Attn: General Counsel Phone: (972) 775-8241 Fax: (972) 775-1930

or to such other address as any party may, from time to time, designate in a written notice delivered in a like manner. Notice delivered by hand shall be deemed given when received by the recipient. Notice delivered by mail as set out above shall be deemed given three (3) business days after the date the same have been deposited in a United States post office. Notice delivered by reputable overnight courier shall be deemed given on the next following business day after the same have been deposited with a reputable overnight courier (e.g., Federal Express). Notice given by facsimile transmission shall be deemed given on the day of transmission if such transmission is sent prior to 5:00 P.M. central standard time and if telephone confirmation of receipt is obtained promptly thereafter.

10.11. Pre-Distribution Earnings and Profits. Distributing and Controlled agree to allocate earnings and profits of Distributing between Distributing and Controlled in accordance with Treasury Regulation section 1.312-10.

10.12. Costs and Expenses. Unless specifically provided herein, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

10.13. Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof. On or prior to the Distribution Date, all agreements (other than this Agreement) providing for the allocation or sharing of Taxes to which any Controlled Affiliate would otherwise be bound following the Distribution shall have no further force and effect.

10.14. Interest on Late Payments. If a party delays making any payment beyond the due date hereunder, such party shall pay interest on the amount unpaid at the IRS Interest Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

10.15. Amendments. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties or (b) by a waiver in accordance with Section 10.5.

10.16. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective present and future Subsidiaries, and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.17. Governing Law and Severability. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, including the provisions of such laws relating to conflict of laws. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the Distribution Date.

TEXAS INDUSTRIES, INC.

BY:
Name: Title:

CHAPARRAL STEEL COMPANY

BY:
Name: Title: